Exhibit 10.16

CALL RIGHTS AGREEMENT

MEMORANDUM OF AGREEMENT effective as of the 20th day of December, 2012.

BETWEEN:

NCS ENERGY HOLDINGS, LLC

a Delaware limited liability company

(“NCS US”)

- and -

NCS OILFIELD SERVICES CANADA, INC.

a corporation amalgamated pursuant to the laws of Alberta

(“Exchangeco”)

- and -

CEMBLEND SYSTEMS INC.

a corporation incorporated pursuant to the laws of Alberta

(“Shareholder”)

- and -

PIONEER SUPER HOLDINGS, INC.

a corporation incorporated pursuant to the laws of Delaware

(“Pioneer”)

WHEREAS pursuant to a stock redemption and purchase agreement (the “Purchase Agreement”) effective as of January 1, 2011 between Exchangeco, NCS US, NCS Energy Services, Inc., a Texas corporation, each of the shareholders of NCS Energy Services, Inc., Cemblend, and each of the shareholders of Cemblend, Exchangeco issued exchangeable shares (the “Exchangeable Shares”) to Cemblend where such Exchangeable Shares were exchangeable, under certain circumstances, for Common Units of NCS US;

AND WHEREAS upon completion of the transactions contemplated by the Purchase Agreement, the Shareholder became the registered and beneficial owner of all of the issued and outstanding Exchangeable Shares;

AND WHEREAS the articles of amalgamation of Exchangeco set forth the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares;

AND WHEREAS Pioneer is the indirect beneficial owner of all of the issued and outstanding voting common shares of Exchangeco;

AND WHEREAS NCS US, Exchangeco and the Shareholder executed a call rights agreement dated January 1, 2011 (the “Original Call Rights Agreement”);

AND WHEREAS pursuant to the terms of an exchangeable shares exchange agreement (the “Rights Exchange Agreement”) dated as of December 20, 2012, as amended from time to time, by and among Exchangeco and Cemblend, among others, the Exchangeable Shares were exchanged for Class A exchangeable shares (“Class A Exchangeable Shares”) in the capital of Exchangeco, which Class A Exchangeable Shares are exchangeable, under certain circumstances, for common shares of Pioneer (the “Exchangeable Shares Exchange”);

AND WHEREAS pursuant to the Rights Exchange Agreement, NCS US, Pioneer, Exchangeco and Cemblend have agreed to terminate the Original Call Rights Agreement and enter into this new Call Rights Agreement in order to account for the Exchangeable Shares Exchange;

AND WHEREAS an existing or future Affiliate of Pioneer (“Pioneer Affiliate”) may exercise the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right;

NOW THEREFORE in consideration of the premises and mutual agreements and covenants herein contained (the receipt and adequacy of which consideration as to each of the parties hereto are hereby mutually acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

All capitalized terms used in this Agreement shall, unless otherwise defined herein, have the meanings given to them in the Exchangeable Share Provisions.

1.2	Interpretation not Affected by Headings, etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for any Action

In the event that any date on or by which any action is required or permitted to be taken under this Agreement is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding Business Day.

ARTICLE 2

CERTAIN RIGHTS OF PIONEER AND PIONEER AFFILIATE TO

ACQUIRE CLASS A EXCHANGEABLE SHARES

2.1	Liquidation Call Right

(a)	Each of Pioneer and Pioneer Affiliate shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Class A Exchangeable Shares (other than Pioneer or any direct or indirect wholly-owned subsidiary of Pioneer) on the Liquidation Date (as defined in the Exchangeable Share Provisions) all but not less than all of the Class A Exchangeable Shares held by each such holder on payment by Pioneer or Pioneer Affiliate of an amount per Class A Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a Pioneer Common Share on the last Business Day prior to the Liquidation Date multiplied by the Exchange Ratio, which shall be satisfied in full by Pioneer or Pioneer Affiliate, as applicable, causing to be delivered to such holder that number of Pioneer Common Shares equal to the Exchange Ratio (for each Class A Exchangeable Share presented), plus, to the extent not paid by Exchangeco, an additional amount equal to the full amount of all declared and unpaid dividends on such Class A Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by Pioneer or Pioneer Affiliate (the “Dividend Amount”). In the event of the exercise of the Liquidation Call Right by Pioneer or Pioneer Affiliate, the Shareholder shall be obligated to sell all the Class A Exchangeable Shares held by the Shareholder to Pioneer or Pioneer Affiliate, as applicable, on the Liquidation Date on payment by Pioneer or Pioneer Affiliate to the Shareholder of the Liquidation Call Purchase Price for each such Class A Exchangeable Share, and Exchangeco shall have no obligation to pay the Liquidation Amount of such shares so purchased by Pioneer or Pioneer Affiliate

(b)	To exercise the Liquidation Call Right, Pioneer or Pioneer Affiliate, as applicable, must notify Exchangeco as agent for the holders of Class A Exchangeable Shares of Pioneer’s or Pioneer Affiliate’s intention to exercise such right at least 30 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of Exchangeco and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of Exchangeco. Exchangeco will notify the holders of Class A Exchangeable Shares as to whether or not Pioneer or Pioneer Affiliate has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Pioneer or Pioneer Affiliate If Pioneer or Pioneer Affiliate exercises the Liquidation Call Right, on the Liquidation Date Pioneer or Pioneer Affiliate, as applicable, will purchase and the holders will sell all of the Class A Exchangeable Shares then outstanding for a price per Class A Exchangeable Share equal to the Liquidation Call Purchase Price.

(c)	For the purposes of completing the purchase of the Class A Exchangeable Shares pursuant to the Liquidation Call Right, Pioneer or Pioneer Affiliate shall prepare, on or before the Liquidation Date, a cheque of Pioneer or Pioneer Affiliate, as applicable, representing the aggregate Dividend Amount in payment of the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 3.1 hereof. Provided that Pioneer or Pioneer Affiliate has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Class A Exchangeable Shares (other than Pioneer or any direct or indirect wholly-owned subsidiary of Pioneer) will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by Pioneer or Pioneer Affiliate upon presentation and surrender by the Shareholder of certificates representing the Class A Exchangeable Shares held by such Shareholder and the Shareholder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of any Pioneer Common Shares to which it is entitled provided such holder provides or has provided Pioneer with the Shareholder Documentation. Upon surrender to Pioneer or Pioneer Affiliate, as applicable, of a certificate or certificates representing Class A Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Class A Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of Exchangeco and such additional documents and instruments as Exchangeco and Pioneer may reasonably require, including the Shareholder Documentation, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor Pioneer Common Shares to which the Shareholder is entitled and a cheque or cheques of Pioneer or Pioneer Affiliate, as applicable, in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price less any amount withheld pursuant to Section 3.1 hereof. If Pioneer or Pioneer Affiliate does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Class A Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Exchangeco in connection with the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions.

2.2	Redemption Call Right

(a)

Each of Pioneer and Pioneer Affiliate shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of Class A Exchangeable Shares by Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from the holders of Class A Exchangeable Shares (other than Pioneer or any direct or indirect wholly-owned subsidiary of Pioneer) on the Redemption Date all but not less than all of the Class A Exchangeable Shares held by each such holder which are the subject of such redemption, on payment by Pioneer or Pioneer Affiliate, as applicable, to each holder of an amount per Class A Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of an Pioneer Common Share on the last Business Day prior to the Redemption Date multiplied by the Exchange Ratio, which shall be satisfied in full by Pioneer or Pioneer Affiliate causing to be delivered to such holder that number of Pioneer Common Shares equal to the Exchange Ratio (for each Class A Exchangeable Share presented), plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by Pioneer or Pioneer Affiliate, each holder shall be obligated to sell all of the Class A Exchangeable Shares held by the holder which are the subject of the redemption to Pioneer or Pioneer Affiliate on the Redemption Date on payment by Pioneer or Pioneer Affiliate, as applicable, to the holder of the Redemption Call Purchase Price for each such share, and Exchangeco shall have no obligation to redeem such shares so purchased by Pioneer or Pioneer Affiliate.

(b)	To exercise the Redemption Call Right, Pioneer or Pioneer Affiliate, as applicable, must notify Exchangeco, as agent for the holders of Class A Exchangeable Shares, of Pioneer Affiliate’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an Pioneer Control Transaction or Cemblend Default Event, in which case Pioneer or Pioneer Affiliate shall so notify Exchangeco on or before the Redemption Date. Exchangeco will notify the holders of Class A Exchangeable Shares as to whether or not Pioneer or Pioneer Affiliate, as applicable, has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Pioneer or Pioneer Affiliate If Pioneer or Pioneer Affiliate exercises the Redemption Call Right, then on the Redemption Date, Pioneer or Pioneer Affiliate, as applicable, will purchase and the holders will sell all of the Class A Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)

For the purposes of completing the purchase of the Class A Exchangeable Shares pursuant to the Redemption Call Right, Pioneer or Pioneer Affiliate, as applicable, shall prepare a cheque or cheques of Pioneer or Pioneer Affiliate, as applicable, representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to Section 3.1 hereof. Provided that Pioneer or Pioneer Affiliate has complied with the immediately preceding sentence, on and after the Redemption Date, the rights of each holder of Class A Exchangeable Shares (other than Pioneer or any direct or indirect wholly-owned subsidiary of Pioneer) will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by Pioneer or Pioneer Affiliate upon presentation and surrender by the holder of certificates representing the Class A Exchangeable Shares held by such holder and the holder shall, on and after the Redemption Date, be considered and deemed for all purposes to be the holder of the Pioneer Common Shares to which it is entitled provided such holder provides or has provided Pioneer with the Shareholder Documentation. Upon surrender to Pioneer or Pioneer Affiliate, as applicable, of a certificate or certificates representing Class A Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Class A Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of Exchangeco and such additional documents and instruments as Exchangeco and Pioneer may reasonably require, including the Shareholder Documentation, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and Pioneer or Pioneer Affiliate, as applicable, shall deliver to such holder a cheque or cheques of Pioneer or Pioneer Affiliate, as applicable, in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to Section 3.1 hereof. If Pioneer or Pioneer Affiliate does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Class A Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Exchangeco in connection with the redemption of the Class A Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

2.3	Retraction Call Right

(a)	A holder of Class A Exchangeable Shares shall be entitled at any time, subject to the exercise by Pioneer Affiliate or Pioneer of the Retraction Call Right and otherwise upon compliance with the provisions of Article 6 of the Exchangeable Share Provisions, to require Exchangeco to redeem any or all of the Class A Exchangeable Shares registered in the name of such holder for an amount per share equal to the Retraction Price, which shall be satisfied in full by Exchangeco causing to be delivered to such holder that number of Pioneer Common Shares equal to the Exchange Ratio for each Class A Exchangeable Share presented and surrendered by the holder, together with, on the payment date therefor, all declared and unpaid dividends on any such Class A Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date. To effect such redemption, the holder shall present and surrender at the registered office of Exchangeco the certificate or certificates representing the Class A Exchangeable Shares which the holder desires to have Exchangeco redeem, together with such other documents and instruments as may be required to effect a transfer of Class A Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of Exchangeco and such additional documents and instruments as Exchangeco may reasonably require, including the Shareholder Documentation, and together with a duly executed Retraction Request:

(i)	specifying that the holder desires to the Retracted Shares redeemed by Exchangeco;

(ii)	stating the Retraction Date, provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by Exchangeco and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by Exchangeco; and

(iii)	acknowledging the Retraction Call Right of Pioneer Affiliate and Pioneer to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Pioneer Affiliate or Pioneer, as applicable, in accordance with the Retraction Call Right on the terms and conditions set out in Section 2.3(c) below.

(b)	Subject to the exercise by Pioneer Affiliate or Pioneer of the Retraction Call Right, upon receipt by Exchangeco in the manner specified in Section 2.3(a) hereof of a certificate or certificates representing the number of Class A Exchangeable Shares which the holder desires to have Exchangeco redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 2.3(g), Exchangeco shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares, provided that all declared and unpaid dividends for which the record date has occurred prior to the Retraction Date shall be paid on the payment date for such dividends. If only a part of the Class A Exchangeable Shares represented by any certificate is redeemed (or purchased by Pioneer Affiliate or Pioneer pursuant to the Retraction Call Right), a new certificate for the balance of such Class A Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

(c)

Upon receipt by Exchangeco of a Retraction Request, Exchangeco shall immediately notify Pioneer Affiliate and Pioneer thereof. In order to exercise the Retraction Call Right, Pioneer Affiliate or Pioneer, as applicable, must issue a Call Notice within five Business Days of notification to Pioneer Affiliate or Pioneer, as applicable, by Exchangeco of the receipt by Exchangeco of the Retraction Request. If Pioneer Affiliate or Pioneer, as applicable, does not so notify Exchangeco within such five Business Day period, Exchangeco will notify the holder as soon as possible, but no later than four Business Days, thereafter that Pioneer Affiliate and Pioneer will not exercise the Retraction Call Right. If Pioneer Affiliate or Pioneer, as applicable, gives the Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 2.3(g), the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Pioneer Affiliate or Pioneer, as applicable, in accordance with the Retraction Call Right. In such event, Exchangeco shall not redeem the Retracted Shares and Pioneer Affiliate or Pioneer, as applicable, shall purchase from such holder and such holder shall sell to Pioneer Affiliate or Pioneer, as applicable, on the Retraction Date the Retracted Shares for an amount per Class A Exchangeable Share (the “Retraction Purchase Price”) equal to the Market Price of a Pioneer Common Share on the last Business Day prior to the Retraction Date multiplied by the Exchange Ratio, which shall be satisfied in full by Pioneer or Pioneer Affiliate, as applicable, causing to be transferred to such holder the number of Pioneer Common Shares equal to the Exchange Ratio (for each Class A Exchangeable Share presented) plus to the extent not paid by Exchangeco, an additional amount equal to the Dividend Amount. For the purposes of completing a purchase pursuant to the Retraction Call Right, Pioneer Affiliate or Pioneer, as

applicable, shall deposit with Exchangeco, on or before the Retraction Date, certificates representing Pioneer Common Shares and a cheque or cheques of Pioneer Affiliate or Pioneer, as applicable, payable at par at any branch of the bankers of Pioneer Affiliate or Pioneer, as applicable, representing the aggregate Dividend Amount, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Provided that Pioneer Affiliate or Pioneer, as applicable, has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Exchangeco of such Retracted Shares shall take place on the Retraction Date. In the event that neither Pioneer Affiliate or Pioneer delivers a Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 2.3(g), Exchangeco shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Article 6 of the Exchangeable Share Provisions.

(d)	Exchangeco, Pioneer Affiliate or Pioneer, as the case may be, shall deliver to the relevant holder, at the address of the holder recorded in the securities register of Exchangeco for the Class A Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of Exchangeco, certificates representing the Pioneer Common Shares (which Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of Exchangeco or Pioneer Affiliate, as applicable, representing the aggregate Dividend Amount in payment of the total Retraction Price or the total Retraction Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such certificates and cheques on behalf of Exchangeco, Pioneer Affiliate or Pioneer, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

(e)

On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 2.3(d), in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by Exchangeco or purchased by Pioneer Affiliate or Pioneer, as applicable, shall thereafter be considered and deemed for all purposes to be a holder of the Pioneer Common Shares delivered to it.

(f)	Notwithstanding any other provision of this Agreement or the Exchangeable Share Provisions, Exchangeco shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If Exchangeco believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Pioneer Affiliate and Pioneer shall not have exercised the Retraction Call Right with respect to the Retracted Shares, Exchangeco shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by Exchangeco. In any case in which the redemption by Exchangeco of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, Exchangeco shall redeem the maximum number of Class A Exchangeable Shares which the Board of Directors determine Exchangeco is, on the Retraction Date, permitted to redeem, which shall be selected as nearly as may be pro rata (disregarding fractions) in proportion to the total number of Class A Exchangeable Shares tendered for retraction by each holder thereof and Exchangeco shall issue to each holder of Retracted Shares a new certificate, at the expense of Exchangeco, representing the Retracted Shares not redeemed by Exchangeco pursuant to 2.3(b) hereof. In the event the provisions of this paragraph 2.3(f) limit the retraction of the Retracted Shares, notice shall be given to the holder of Class A Exchangeable Shares and Pioneer of such restriction by Exchangeco. Upon receipt of the notice, the holder of Class A Exchangeable Shares may give a further written request within 5 days to Pioneer and Pioneer or a Pioneer Affiliate shall then be required to exercise the Call Option pursuant to paragraph 2.3(c) with respect to any Retracted Shares that have not been redeemed by Exchangeco.

(g)	A holder of Retracted Shares may, by notice in writing given by the holder to Exchangeco before the close of business on the third Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Pioneer Affiliate or Pioneer shall be deemed to have been revoked.

ARTICLE 3

MISCELLANEOUS

3.1	Withholding Rights

Pioneer, Pioneer Affiliate and Exchangeco shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholder pursuant to this Agreement such amounts as Pioneer, Pioneer Affiliate or Exchangeco is required to deduct and withhold with respect to such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada), as amended, or any provision of state, provincial, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to the Shareholder exceeds the cash portion of the consideration otherwise payable to the Shareholder, Pioneer, Pioneer Affiliate and Exchangeco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Pioneer, Pioneer Affiliate or Exchangeco, as the case may be, to enable it to comply with such deduction or withholding requirement and Pioneer, Pioneer Affiliate or Exchangeco shall give an accounting to the Shareholder with respect thereto and any balance of such proceeds of sale.

3.2	Notice to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent via email to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	if to Exchangeco:

NCS Oilfield Services Canada, Inc.

2800, 715 - 5th Avenue SW

Calgary, Alberta T2P 2X6

Canada

Attention: Robert Nipper

Email: rnipper@ncsenergyservices.com

(b)	if to Pioneer or Pioneer Affiliate:

c/o Advent International Corp.

75 State Street

Boston, MA 02109

United States of America

Attention: Guvinder Grewal; James Westra

Email: ggrewal@adventinternational.com;

            jwestra@adventinternational.com

(c)	if to the Shareholder:

3703 609-8th Street SW

Calgary, AB T2P 2A6

Canada

Attention: Marty Stromquist

Email: Marty@ncsenergyservices.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if sent by email shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.3	Time of the Essence

Time shall be of the essence of this Agreement and all of the provisions of this Agreement.

3.4	No Assignment

The Shareholder may not assign, transfer or otherwise convey the whole or any part of such Shareholder’s rights or obligations under this Agreement to any person without the express written consent of Pioneer.

3.5	Successors

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

3.6	Further Assurances

Each of the parties shall do all such things and provide all such reasonable assurances as may be required to consummate the agreements and transactions contemplated hereby and each party shall execute and deliver such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

3.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

3.8	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.9	Termination of the Original Call Rights Agreement

NCS US, Exchangeco and Shareholder agree that upon the execution of this Call Rights Agreement, the Original Call Rights Agreement will automatically terminate, without any further action by the parties thereto, and that all of the parties to the Original Call Rights Agreement will have no further rights or obligations thereunder.

[Signature pages to immediately follow]

IN WITNESS WHEREOF the parties have duly executed this Agreement.

NCS ENERGY HOLDINGS, LLC

Per:	/s/ Mark Ludwig
Name: Mark Ludwig
Title: Vice President

[SIGNATURE PAGE TO AMENDED CALL RIGHTS AGREEMENT]

PIONEER SUPER HOLDINGS, INC.

Per:	/s/ Gurinder Grewal
Name: Gurinder Grewal
Title: Vice President

[SIGNATURE PAGE TO AMENDED CALL RIGHTS AGREEMENT]

NCS OILFIELD SERVICES CANADA, INC.

Per:	/s/ Robert Nipper
Name: Robert Nipper
Title: President

[SIGNATURE PAGE TO AMENDED CALL RIGHTS AGREEMENT]

CEMBLEND SYSTEMS INC.

Per:	/s/ Marty Stromquist
Name: Marty Stromquist
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDED CALL RIGHTS AGREEMENT]